Core-Mark Announces Third Quarter 2018 Financial Results

•	Diluted EPS Increased 75.9% to $0.51 Per Share

•	Net Income Increased 73.0% to $23.7 Million

•	Adjusted EBITDA(1) Increased 23.2% to $59.0 Million

•	Dividend Increased by 10% to $0.11 Per Share Quarterly

•	2018 Guidance Updated

SOUTH SAN FRANCISCO, California - November 6, 2018 - Core-Mark Holding Company, Inc. (NASDAQ: CORE) ("the Company"), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the third quarter ended September 30, 2018.

“Our third quarter profitability was strong as we were able to expand margins, capitalize on a significant holding gain opportunity and leverage our operating expenses despite flat sales. We continue to benefit from our ability to grow same store sales and gain market share wins with the independent store base while building a pipeline of new larger market share opportunities,” said Scott McPherson, President and Chief Executive Officer.  “Looking ahead we are focused on our core strategic objectives:  growing sales and margins faster than the industry, expanding our leadership position in category management solutions and leveraging costs to drive profitable growth.”

Third Quarter Results

Net sales decreased 0.9% to $4.27 billion compared to $4.31 billion for the same period in 2017. Non-cigarette sales increased 3.4% driven by the increasing popularity of alternative nicotine delivery products, which drove growth in Health, Beauty & General sales of 34.5%. Non-cigarette sales were 32.7% of total net sales for the third quarter of 2018 compared to 31.4% of total net sales for the same period in 2017. Cigarette sales decreased 2.8% driven by declines in cigarette consumption. In addition, the expiration of the Kum & Go distribution business in April 2018 decreased non-cigarette and cigarette sales by 4.3% and 1.4%, respectively.

Gross profit increased 5.2% to $233.8 million compared to $222.2 million for the same period in 2017. The increase in gross profit was driven by an increase in non-cigarette sales to existing customers and a $7.4 million one-time cigarette tax stamp inventory holding gain. This was offset by higher LIFO expense and a decrease in cigarette inventory holding gains. Gross profit margin increased 32 basis points to 5.47% of total net sales from 5.15% for the same period in 2017, driven by a shift in sales mix towards higher margin non-cigarette products and the aforementioned inventory holding gain. Remaining gross profit, a non-GAAP financial measure, increased 2.8% to $227.7 million from $221.6 million.

______________________________________
Note (1): See below for the "Reconciliation of Net Income to Adjusted EBITDA."

The following table reconciles remaining gross profit, a non-GAAP financial measure, to gross profit, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended September 30,
	2018		2017
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$233.8	5.5%	$222.2	5.2%	5.2%
Cigarette inventory holding gains	(5.9)	(0.1)%	(6.6)	(0.2)%
Cigarette tax stamp inventory holding gain	(7.4)	(0.2)%	—	—%
LIFO expense	7.2	0.1%	6.0	0.1%
Remaining gross profit (Non-GAAP)	$227.7	5.3%	$221.6	5.1%	2.8%

The Company’s operating expenses were $198.9 million compared to $196.8 million for the same period in 2017. The slight increase in operating expenses was driven by increases in employee bonus and stock compensation expense and higher transportation costs offset by productivity gains in warehousing operations. Operating expenses as a percentage of net sales increased to 4.7% compared to 4.6% for the third quarter of 2017 due to the shift in sales mix to non-cigarette products, which have lower price points than cigarettes.

Net income was $23.7 million compared to $13.7 million for the same period in 2017, a 73.0% increase. The improvement was driven by increased non-cigarette sales to existing customers, a net increase in inventory holding gains, leverage in overall operating expenses, and the Tax Cuts and Jobs Act, which reduced income tax expense by approximately $4.4 million for the quarter. Adjusted EBITDA, a non-GAAP financial measure, increased 23.2% to $59.0 million compared to $47.9 million for the third quarter of 2017.

The following table reconciles Adjusted EBITDA to net income, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended September 30,
	2018	2017	% Change

Net income	$23.7	$13.7	73.0%
Interest expense, net(1)	3.4	3.8
Provision for income taxes	7.4	8.1
Depreciation and amortization	14.9	15.3
LIFO expense	7.2	6.0
Stock-based compensation expense	2.0	1.2
Foreign currency transaction losses (gains), net	0.4	(0.2)
Adjusted EBITDA (Non-GAAP)	$59.0	$47.9	23.2%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted Earnings per Share (EPS) was $0.51 compared to $0.29 for the third quarter of 2017. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, was $0.63 compared to $0.37 for the third quarter of 2017. See the attached “Supplemental Schedule for Items Impacting Diluted EPS.”

First Nine Months of 2018

Net sales increased 5.9% to $12.3 billion compared to $11.6 billion for the same period in 2017. Non-cigarette sales increased 15.6% while cigarette sales increased 1.8%. Non-cigarette sales were 32.9% of total net sales compared to 30.2% for the same period in 2017.

The increase in non-cigarette sales was driven by an increase in sales to existing customers and net market share gains, including the additions of Farner-Bocken and Walmart Inc., partially offset by the expiration of the Kroger distribution agreement. Health, Beauty & General sales increased 33.0%, benefiting from the increasing usage of alternative nicotine delivery products. In addition, Food and Fresh sales increased 9.5% and 11.0% respectively, compared to the same period in 2017. The increase in cigarette sales was driven by Farner-Bocken and a 4.8% increase in the average sales price per carton, offset by a 7.4% decrease in carton sales for the remaining business.

Gross profit increased 11.7% to $650.5 million from $582.3 million for the same period in 2017. Gross profit margin increased 28 basis points to 5.29% from 5.01% for the same period in 2017, driven by the acquisition of Farner-Bocken, which has a higher sales mix of food products compared to our average distribution center, and the shift in sales mix toward higher margin non-cigarette items for the remainder of the business. Remaining gross profit increased 11.1% to $646.6 million from $581.8 million.

The following table reconciles remaining gross profit, a non-GAAP financial measure, to gross profit, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Nine Months Ended September 30,
	2018		2017
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$650.5	5.3%	$582.3	5.0%	11.7%
Cigarette inventory holding gains	(16.5)	(0.1)%	(14.1)	(0.1)%
Cigarette tax stamp inventory holding gain	(7.4)	(0.1)%	—	—%
Other tobacco products (OTP) tax refunds	—	—%	(1.2)	—%
LIFO expense	20.0	0.2%	14.8	0.1%
Remaining gross profit (Non-GAAP)	$646.6	5.3%	$581.8	5.0%	11.1%

The Company’s operating expenses for the first nine months of 2018 were $595.7 million compared to $542.6 million for the same period in 2017. The increase was due to the Farner-Bocken acquisition and higher distribution expenses, partially offset by productivity gains and other operational improvements at our warehouses. Operating expenses as a percentage of net sales increased to 4.8% compared to 4.7% for the first nine months of 2017 due to the shift in sales mix to non-cigarette products, which have lower price points than cigarettes.

Net income was $33.4 million compared to $22.7 million for the same period in 2017, a 47.1% increase. Net income benefited from the Farner-Bocken acquisition, the increase in non-cigarette sales to existing customers, operational improvements, and the Tax Cuts and Jobs Act partially offset by the expiration of the Kroger distribution agreement and a decline in the consumption of cigarettes. Adjusted EBITDA, a non-GAAP financial measure, was $125.7 million compared to $97.6 million for the first nine months of 2017, a 28.8% increase.

The following table reconciles Adjusted EBITDA to net income, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Nine Months Ended September 30,
	2018	2017	% Change

Net income	$33.4	$22.7	47.1%
Interest expense, net(1)	10.6	7.7
Provision for income taxes	11.3	11.2
Depreciation and amortization	44.5	39.6
LIFO expense	20.0	14.8
Stock-based compensation expense	6.4	3.5
Foreign currency transaction gains, net	(0.5)	(1.9)
Adjusted EBITDA (Non-GAAP)	$125.7	$97.6	28.8%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted EPS was $0.72 for the first nine months of 2018 compared to $0.49 for the same period in 2017. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, was $1.04 for the first nine months of 2018 compared to $0.69 for the same period in 2017. See the attached “Supplemental Schedule for Items Impacting Diluted EPS.”

Dividend

Core-Mark announced today that its Board of Directors has approved an $0.11 cash dividend per common share, or $0.44 annually, an increase of 10% from the prior dividend. The dividend is payable on December 14, 2018 to stockholders of record as of the close of business on November 20, 2018.

Guidance for 2018

The Company has updated its guidance for the full year of 2018. Annual net sales for 2018 are now expected to be between $16.2 billion and $16.4 billion, compared to $16.6 billion to $16.8 billion previously forecast. Diluted EPS for the year are estimated to be between $0.88 and $0.96 compared to prior expectations of $0.84 to $1.00. Diluted EPS excluding LIFO expense are expected to be between $1.31 and $1.40 compared to prior expectations of $1.13 to $1.29. The Company raised the low end of Adjusted EBITDA expectations to $162 million while maintaining its high end expectations of $167 million. Key assumptions have also been updated. The Company has raised its LIFO expense forecast from $18 million to $27 million, and expects 46.2 million diluted outstanding shares as opposed to the 46.4 million shares estimated previously. Projections of a tax rate of 25% remain the same. Capital expenditures for 2018 are expected to be approximately $30 million.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Tuesday, November 6, 2018 at 9:00 a.m. Pacific time during which management will review the results of the third quarter of 2018. The call may be accessed by dialing 1-800-588-4973 using the code 47690849. The call may also be listened to on the Company’s website at www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 44,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience stores, grocers, drug stores, big box & supercenter stores, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations, 650-589-9445 x 3027 or at mdraper@core-mark.com

About Non-GAAP Financial Measures
This press release includes non-GAAP financial measures including Diluted EPS excluding LIFO expense, Adjusted EBITDA, and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period-to-period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by us to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains or losses.
Diluted EPS excluding LIFO expense is a measure used by us to measure financial performance. Diluted EPS is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Remaining gross profit is a non-GAAP financial measure. We provide this metric to segregate the effects of LIFO expense, cigarette inventory holding gains and other items that significantly affect the comparability of gross profit.

We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Guidance for 2018” above) where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933. These statements include statements regarding our guidance for 2018 net sales, Adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,”

“continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from historical results or those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; our dependence on qualified labor, our senior management and other key personnel; declining cigarette sales volumes; competition in our distribution markets; risks and costs associated with efforts to grow our business through acquisitions; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; failure, disruptions or security breaches of our information technology systems; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; unexpected outcomes in legal proceedings; attempts by unions to organize our employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; legislation, regulations and other matters negatively affecting the cigarette, tobacco and alternative nicotine industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 1, 2018 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is November 6, 2018, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$37.8	$41.6
Accounts receivable, net of allowance for doubtful accounts of $7.0 and $7.3 as of September 30, 2018 and December 31, 2017, respectively	425.5	442.3
Other receivables, net	96.4	94.4
Inventories, net	651.4	689.1
Deposits and prepayments	49.4	108.0
Total current assets	1,260.5	1,375.4
Property and equipment, net	234.0	249.0
Goodwill	72.8	72.8
Other intangible assets, net	53.1	59.1
Other non-current assets, net	26.5	26.2
Total assets	$1,646.9	$1,782.5
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$218.9	$169.9
Book overdrafts	35.8	45.3
Cigarette and tobacco taxes payable	231.0	304.5
Accrued liabilities	148.1	124.8
Total current liabilities	633.8	644.5
Long-term debt	375.5	512.9
Deferred income taxes	29.4	27.4
Other long-term liabilities	14.3	16.2
Claims liabilities	29.1	26.3
Total liabilities	1,082.1	1,227.3
Stockholders’ equity:
Common stock, $0.01 par value (150,000,000 and 100,000,000 shares authorized; 52,522,498 and 52,397,668 shares issued; 45,808,674 and 46,165,009 shares outstanding at September 30, 2018 and December 31, 2017, respectively)	0.5	0.5
Additional paid-in capital	281.4	276.8
Treasury stock at cost (6,713,824 and 6,232,659 shares of common stock at September 30, 2018 and December 31, 2017, respectively)	(87.6)	(75.1)
Retained earnings	375.4	355.1
Accumulated other comprehensive loss	(4.9)	(2.1)
Total stockholders’ equity	564.8	555.2
Total liabilities and stockholders’ equity	$1,646.9	$1,782.5

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net sales	$4,273.2	$4,310.7	$12,305.6	$11,615.6
Cost of goods sold	4,039.4	4,088.5	11,655.1	11,033.3
Gross profit	233.8	222.2	650.5	582.3
Warehousing and distribution expenses	137.6	137.4	404.2	370.1
Selling, general and administrative expenses	58.8	57.0	183.9	166.5
Amortization of intangible assets	2.5	2.4	7.6	6.0
Total operating expenses	198.9	196.8	595.7	542.6
Income from operations	34.9	25.4	54.8	39.7
Interest expense, net	(3.4)	(3.8)	(10.6)	(7.7)
Foreign currency transaction (losses) gains, net	(0.4)	0.2	0.5	1.9
Income before income taxes	31.1	21.8	44.7	33.9
Provision for income taxes	(7.4)	(8.1)	(11.3)	(11.2)
Net income	$23.7	$13.7	$33.4	$22.7

Basic net income per common share(1)	$0.52	$0.29	$0.72	$0.49

Diluted net income per common share (1)	$0.51	$0.29	$0.72	$0.49

Basic weighted-average shares	45.9	46.3	46.1	46.3

Diluted weighted-average shares	46.2	46.4	46.2	46.4

Dividends declared and paid per common share	$0.10	$0.09	$0.30	$0.27

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Nine Months Ended
	September 30,
	2018	2017
Cash flows from operating activities:
Net income	$33.4	$22.7
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	20.5	14.6
Amortization of debt issuance costs	0.6	0.6
Stock-based compensation expense	6.4	3.5
Bad debt expense, net	1.8	0.9
Loss on disposals	0.6	—
Depreciation and amortization	44.5	39.6
Foreign currency gains, net	(0.5)	(1.9)
Deferred income taxes	2.0	2.1
Changes in operating assets and liabilities:
Accounts receivable, net	9.9	(48.7)
Other receivables, net	(2.1)	6.2
Inventories, net	14.1	(2.7)
Deposits, prepayments and other non-current assets	53.9	36.3
Accounts payable	49.2	53.5
Cigarette and tobacco taxes payable	(71.9)	(23.0)
Claims, accrued and other long-term liabilities	29.7	5.6
Net cash provided by operating activities	192.1	109.3
Cash flows from investing activities:
Acquisition of business	(2.5)	(169.0)
Additions to property and equipment, net	(14.9)	(44.0)
Capitalization of software and related development costs	(1.6)	(3.4)
Proceeds from sale of property and equipment, net	0.1	—
Net cash used in investing activities	(18.9)	(216.4)
Cash flows from financing activities:
Borrowings under revolving credit facility	1,276.1	1,273.9
Repayments under revolving credit facility	(1,414.3)	(1,135.9)
Payments of financing costs	—	(1.8)
Payments on capital leases	(2.0)	(1.5)
Dividends paid	(13.9)	(12.6)
Repurchases of common stock	(12.5)	(3.6)
Tax withholdings related to net share settlements of restricted stock units	(1.6)	(3.6)
(Decrease) increase in book overdrafts	(9.5)	7.4
Net cash (used in) provided by financing activities	(177.7)	122.3
Effects of changes in foreign exchange rates	0.7	(1.1)
Change in cash and cash equivalents	(3.8)	14.1
Cash and cash equivalents, beginning of period	41.6	41.7
Cash and cash equivalents, end of period	$37.8	$55.8
Supplemental disclosures:
Cash received (paid) during the period for:
Income taxes, net	$9.7	$(13.0)
Interest, net	$(9.2)	$(6.5)
Non-cash capital lease obligations incurred	$0.2	$0.7
Unpaid property and equipment purchases included in accrued liabilities	$0.6	$0.3
Non-cash indemnification holdback	$—	$5.0

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE (U.S. GAAP) TO DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) AND
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2018 (a)(b)	2017 (a)(b)	% Change	2018 (a)(b)	2017 (a)(b)	% Change
Net income	$23.7	$13.7	73.0%	$33.4	$22.7	47.1%
Diluted shares	46.2	46.4		46.2	46.4
Diluted EPS	$0.51	$0.29	75.9%	$0.72	$0.49	46.9%
LIFO expense	0.12	0.08		0.32	0.20
Diluted EPS excluding LIFO expense (Non-GAAP)	$0.63	$0.37	70.3%	$1.04	$0.69	50.7%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains(1)	$0.10	$0.09		$0.27	$0.19
Cigarette tax stamp inventory holding gain(2)	0.12	—		0.12	—
Business expansion and integration costs(3)	(0.01)	(0.01)		(0.02)	(0.05)
Net OTP tax items(4)	(0.01)	—		(0.01)	0.01
Legal settlement costs & related fees(5)	(0.02)	—		(0.05)	—
Interest expense, net(6)	(0.05)	(0.05)		(0.17)	(0.10)
Foreign exchange (losses)/gains(7)	(0.01)	—		0.01	0.02
Tax items(8)	—	—		—	0.03
Tax rate differential (excluding LIFO expense)(9)	(0.11)	—		(0.19)	—
(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(b) The per share impacts of the above items were calculated using a tax rate of 25.3% and 25.5% for the three and nine months ended September 30, 2018 versus 38.8% for the same periods in 2017.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $5.9 and $16.5 million for the three and nine months ended September 30, 2018 versus $6.6 and $14.1 million for the three and nine months ended September 30, 2017.

(2) Cigarette tax stamp inventory holding gain
Cigarette tax stamp inventory holding gain was $7.4 million for the three and nine months ended September 30, 2018.
(3) Business expansion and integration costs
During the three and nine months ended September 30, 2018, the Company incurred $0.9 and $1.2 million in identifiable business expansion expenses due primarily to integration of acquisitions. During the three and nine months ended September 30, 2017, the Company incurred $0.6 and $4.1 million in identifiable business and integration expenses due to the onboarding of Walmart Inc. and the acquisition of Farner-Bocken Company.

(4) Net OTP tax items
During the three and nine months ended September 30, 2018, the Company recognized excise tax adjustments of $0.7 million. During the nine months ended September 30, 2017, the Company recognized OTP tax items, net of fees, of $1.0 million related to prior years' taxes.

(5) Legal settlement costs & related fees
The Company recognized legal settlement costs and related legal fees of $1.3 million and $3.0 million during the three and nine months ended September 30, 2018.
(6) Interest expense, net
Interest expense, net was $3.4 and $10.6 million for the three and nine months ended September 30, 2018 versus $3.8 and $7.7 million for the three and nine months ended September 30, 2017.
(7) Foreign exchange (losses)/gains
Foreign exchange (losses)/gains were ($0.4) and $0.5 million for the three and nine months ended September 30, 2018 versus $0.2 and $1.9 million for the three and nine months ended September 30, 2017.
(8) Tax items
During the nine months ended September 30, 2017, the Company recognized an income tax benefit of $1.5 million which was due to the excess tax benefit from share-based award payments under ASU 2016-09, which the Company implemented in the first quarter of 2017.

(9) Tax rate differential (excluding LIFO expense)
Primarily as a result of the Tax Cuts and Jobs Act, the Company's tax rate reduced to approximately 25.3% and 25.5% for the three and nine months ended September 30, 2018, compared to approximately 38.8% for prior periods presented.